Exhibit 15.(a)1

Consent of Somekh Chaikin
independent registered public accounting firm
and a member firm of KPMG International.

Consent of Independent Registered Public Accounting Firm

The Board of Directors
ECI Telecom Ltd.

We consent to the incorporation by reference in the registration statements (333-126722, 333-121317, 333-103669, 333-12868, 333-10078, 333-9860, 33-75904 and 33-49984) on Form S-8 of ECI Telecom Ltd. of our report dated April 10, 2007, with respect to the consolidated balance sheets of ECI Telecom Ltd. and its subsidiaries as of December 31, 2006 and 2005 and the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006, which report appears in the December 31, 2006 annual report on Form 20-F of ECI Telecom Ltd.

/s/ Somekh Chaikin
Somekh Chaikin
Certified Public Accountants (Israel)
Member firm of KPMG International

Tel Aviv, Israel
April 10, 2007